Dearborn Partners Rising Dividend Fund

Form N-SAR Report for the Period Ended 2/28/18

Ex 99.77H Change in Control

As previously disclosed in the semi-annual report dated August 31, 2017, current Class A partners Carol M. Lippman, CFA, Michael B. Andelman and Richard R. Seitz acquired the majority ownership of Class A shares from Dearborn Partners L.L.C.'s founding partners, effective as of January 1, 2018. Shareholders of the Fund approved the new investment advisory agreement on October 13, 2017.